Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is based upon the historical consolidated financial information of Frontier and the historical combined financial information of the AT&T Connecticut Wireline Operations (the “Connecticut Operations”) and has been prepared to reflect the AT&T Transaction based on the acquisition method of accounting. The unaudited pro forma condensed combined financial information presents the combination of the historical financial statements of Frontier and the historical financial statements of the Connecticut Operations, adjusted to give effect to (1) the transfer of specified assets and liabilities from AT&T to the Connecticut Operations that are not included in the Connecticut Operations’ historical balance sheet as of September 30, 2014, and the retention of specified assets and liabilities by AT&T that are included in the Connecticut Operations’ historical balance sheet as of September 30, 2014, as more fully described in note 3(a) below, (2) the drawdown of the CoBank AT&T Transaction Facility, as more fully described in note 3(b) below, (3) the payment by Frontier to AT&T of $2.0 billion in cash (excluding any potential working capital purchase price adjustment as set forth in the Stock Purchase Agreement) as more fully described in note 3(c) below and (4) the consummation of the transactions contemplated by the Stock Purchase Agreement, with Frontier considered the accounting acquirer, based on the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information. The historical financial information has been adjusted to give effect to events that are directly attributable to the AT&T Transaction and factually supportable and, in the case of the statements of income information that are expected to have a continuing impact.

The unaudited pro forma condensed combined balance sheet information has been prepared as of September 30, 2014, and gives effect to the AT&T Transaction and other events described above as if they had occurred on that date. The unaudited pro forma condensed combined statements of income information, which have been prepared for the nine months ended September 30, 2014 and for the year ended December 31, 2013, give effect to the AT&T Transaction and other events described above as if they had occurred on January 1, 2013.

The unaudited pro forma condensed combined financial information was prepared using, and should be read in conjunction with, (1) the unaudited interim condensed combined financial statements of the Connecticut Operations as of and for the nine months ended September 30, 2014, (2) the audited combined financial statements of the Connecticut Operations as of and for the year ended December 31, 2013, (3) the unaudited interim condensed consolidated financial statements of Frontier as of and for the nine months ended September 30, 2014, and (4) the audited consolidated financial statements of Frontier as of and for the year ended December 31, 2013.

The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have been achieved had the AT&T Transaction and other events described above been completed at the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or results of operations of Frontier after completion of the AT&T Transaction. In the opinion of Frontier’s management, all adjustments considered necessary for a fair presentation have been included.

The unaudited pro forma condensed combined financial information does not give effect to any potential cost savings or other operating efficiencies that could result from the AT&T Transaction. In addition, the fair value of the assets acquired and liabilities assumed are based upon estimates. The final allocation is dependent upon valuations and other studies that have not yet been completed. Accordingly, the purchase price allocation pro forma adjustments are preliminary and are subject to further adjustments as additional information becomes available and additional analyses are performed, and each further adjustment may be material. Such adjustments have been made solely for the purpose of providing unaudited pro forma condensed combined financial information.

FRONTIER COMMUNICATIONS CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET INFORMATION

AS OF SEPTEMBER 30, 2014

($ in millions)

		Connecticut Operations
	Frontier	Connecticut Operations	Additional Transfer of Assets and Liabilities to/from AT&T (3a)	Connecticut Operations, as Adjusted	Incurrence of New Debt (3b)	Pro Forma Adjustments (3c)		Pro Forma Combined
ASSETS
Cash and cash equivalents	$809	$—	$—	$—	$350	$(481	) (i)	$678
Accounts receivable, net	462	139	(33)	106	—	—		568
Other current assets	1,657	35	(20)	15	—	(1,519	) (i)	153

Total current assets	2,928	174	(53)	121	350	(2,000)		1,399

Property, plant and equipment, net	7,152	1,318	(5)	1,313	—	—		8,465
Goodwill	6,338	—	—	—	—	781	(ii)	7,119
Other intangibles, net	997	—	—	—	—	525	(iii)	1,522
Other assets	225	39	(30)	9	—	—		234

Total assets	$17,640	$1,531	$(88)	$1,443	$350	$(694)		$18,739

LIABILITIES AND EQUITY
Long-term debt due within one year	$263	$—	$—	$—	$—	$—		$263
Accounts payable and other current liabilities	1,075	228	(162)	66	—	10	(iv)	1,151

Total current liabilities	1,338	228	(162)	66	—	10		1,414

Deferred income taxes	2,306	—	266	266	—	188	(v)	2,760
Other liabilities	917	88	141	229	—	—		1,146
Long-term debt	9,186	—	—	—	350	—		9,536
Equity	3,893	1,215	(333)	882	—	(892	) (vi)	3,883

Total liabilities and equity	$17,640	$1,531	$(88)	$1,443	$350	$(694)		$18,739

See notes to unaudited pro forma condensed combined financial information.

FRONTIER COMMUNICATIONS CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME INFORMATION

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014

($ in millions, except per share amounts)

	Frontier	Connecticut Operations	Pro Forma Adjustments		Pro Forma Combined
Revenue	$3,442	$1,015	$(3	) (4a)	$4,366
			(38	) (4b)
			(46	) (4c)
			(4	) (4d)
Cost and expenses (exclusive of depreciation and amortization)	1,907	765	(7	) (4c)	2,611
			(4	) (4d)
			(12	) (4e)
			10	(4f)
			(15	) (4g)
			(33	) (4h)
Depreciation and amortization	816	119	12	(4e)	1,011
			64	(4i)
Acquisition and integration costs	72	—	(72	) (4k)	—

Total operating expenses	2,795	884	(57)		3,622

Operating income	647	131	(34)		744
Investment and other income, net	27	1	—		28
Interest expense	509	(3)	71	(4j)	577
Income tax expense	46	54	(40	) (4l)	60

Net income attributable to common shareholders of Frontier	$119	$81	$(65)		$135

Basic and diluted net income per common share	$0.12				$0.14

See notes to unaudited pro forma condensed combined financial information.

FRONTIER COMMUNICATIONS CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME INFORMATION

FOR THE YEAR ENDED DECEMBER 31, 2013

($ in millions, except per share amounts)

	Frontier	Connecticut Operations	Pro Forma Adjustments		Pro Forma Combined
Revenue	$4,762	$1,394	$(6	) (4a)	$6,011
			(52	) (4b)
			(82	) (4c)
			(5	) (4d)
Cost and expenses (exclusive of depreciation and amortization)	2,616	850	(7	) (4c)	3,529
			(5	) (4d)
			(13	) (4e)
			153	(4f)
			(20	) (4g)
			(45	) (4h)
Depreciation and amortization	1,170	166	13	(4e)	1,448
			99	(4i)
Acquisition and integration costs	10	—	(10	) (4k)	—

Total operating expenses	3,796	1,016	165		4,977

Gain on sale of Mohave partnership interest	15	—	—		15

Operating income	981	378	(310)		1,049
Investment and other income (expense), net	(151)	1	—		(150)
Interest expense	667	—	129	(4j)	796
Income tax expense	47	141	(171	) (4l)	17

Net income	116	238	(268)		86
Less: Income attributable to the noncontrolling interest in a partnership	3	—	—		3

Net income attributable to common shareholders of Frontier	$113	$238	$(268)		$83

Basic and diluted net income per common share	$0.11				$0.08

See notes to unaudited pro forma condensed combined financial information.

Notes to Unaudited Pro Forma Condensed

Combined Financial Information

1. Description of the AT&T Transaction

On October 24, 2014, pursuant to the stock purchase agreement dated December 16, 2013, as amended (the “Stock Purchase Agreement”), the Company acquired the wireline properties of AT&T in Connecticut for a purchase price of $2 billion in cash, excluding adjustments for working capital. Following the AT&T Transaction, Frontier now owns and operates the wireline business and fiber optic network servicing residential, commercial and wholesale customers in Connecticut. The Company also acquired the U-verse® video and DISH satellite TV customers in Connecticut.

The unaudited pro forma condensed combined financial information was prepared using the accounting standard regarding business combinations. For purposes of the unaudited pro forma condensed combined financial information, the aggregate estimated transaction costs (other than debt incurrence fees in connection with the drawdown of the CoBank AT&T Transaction Facility, as set forth in note 3(b)), which are charged as an expense of Frontier as they are incurred, are expected to be approximately $24 million and include estimated costs associated with investment banker advisory fees, legal fees, and regulatory and auditor services of Frontier. Approximately $4 million and $10 million of transaction costs were recognized by Frontier for the nine months ended September 30, 2014 and the year ended December 31, 2013, respectively, and the balance of approximately $10 million is reflected as an accrual in the Pro Forma Adjustments column on the unaudited pro forma condensed combined balance sheet as of September 30, 2014. These costs, along with integration costs, are eliminated as a pro forma adjustment in the unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2014 and the year ended December 31, 2013. In addition, the combined company will incur integration costs primarily related to information systems, network and process conversions (including hardware and software costs). Integration costs have been incurred in part in advance of the consummation of the AT&T Transaction on October 24, 2014, and are recorded based on the nature and timing of the specific action. For purposes of the unaudited pro forma condensed combined financial information, it was assumed that no amounts would be paid, payable or forgone by AT&T pursuant to orders or settlements issued or entered into in order to obtain governmental approvals in the State of Connecticut that were required to complete the AT&T Transaction.

Frontier is considered the accounting acquirer for purposes of the preparation of the unaudited pro forma condensed combined financial information. This conclusion is based upon Frontier’s consideration of all relevant factors included in the accounting standard regarding business combinations, including the purchase of common stock of The Southern New England Telephone Company and SNET America, Inc. pursuant to the Stock Purchase Agreement.

2. Basis of Purchase Price Allocation

The estimated purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed on a preliminary basis as follows (dollars in millions):

Estimated transaction consideration:		$2,000

Current assets	$121
Property, plant & equipment	1,313
Goodwill	781
Other intangibles—Customer list	525
Other assets	9
Current liabilities	(66)
Deferred income taxes	(454)
Other liabilities	(229)

Total net assets acquired	$2,000

The allocation of the purchase price to assets and liabilities is preliminary. The final allocation of the purchase price will be based on the fair values of the assets acquired and liabilities assumed as of the date of the AT&T Transaction, as determined by third-party valuation for certain assets and liabilities. The valuation will be completed after the consummation of the AT&T Transaction. There can be no assurance that the actual allocation will not differ significantly from the preliminary allocation.

The above noted preliminary allocation includes deferred taxes that are established at acquisition. Deferred taxes represent the tax effect at 37.73% of the non-deductible step-up in value portion of the customer list asset (($499 million x 37.73%) = $188 million). Frontier and AT&T have agreed to make a joint election under Section 338(h)(10) of the Internal Revenue Code, and comparable state and local tax code provisions, with regard to $26 million of intangible assets that will retain their tax basis. The offsetting entry to establish the deferred tax liability is recorded as goodwill.

3. Pro Forma Balance Sheet Adjustments:

(a)	The Connecticut Operations are adjusted to (1) exclude assets and liabilities that will be retained by AT&T that are included in the Connecticut Operations’ financial statements and (2) give effect to certain assets and liabilities relating to the business to be contributed by AT&T to these entities in connection with the AT&T Transaction. A brief description of these items follows (dollars in millions):

Balance	Amount	Reason
Accounts receivable, net	$(22)	Intercompany receivables retained by AT&T
	(11)	Receivables related to businesses retained by AT&T

	$(33)

Other current assets	$(25)	Removal of intercompany tax balances retained by AT&T
	5	Reclassification to inventory of balances recorded in property, plant and equipment, net

	$(20)

Property, plant and equipment, net	$(5)	Reclassification of balances that should have been recorded as inventory

Other assets	$(20)	Removal of income tax balances
	(10)	Removal of intangible assets related to the AT&T sale of a business to a third party

	$(30)

Accounts payable and other current liabilities	$(143)	Intercompany payables retained by AT&T
	(15)	Removal of accrued liabilities to be retained by AT&T
	(4)	Payables related to businesses retained by AT&T

	$(162)

Deferred income taxes	$266	Deferred income tax adjustments

Other liabilities	$214	To establish liabilities for post employment benefits
	22	To establish liabilities for workers’ compensation claims
	(22)	Liabilities to be retained by AT&T
	(73)	Removal of accrued uncertain tax position liabilities and credits retained by AT&T

	$141

Equity	$(333)	Reflects the aggregate impact of the above noted entries

The pension and other postretirement employee benefits adjustments are based on amounts recorded by AT&T whereby the pension and OPEB obligations related to active employees only will be transferred to Frontier and pension obligations will be fully funded as of the closing date of the AT&T Transaction. An actuarial evaluation will be completed subsequent to the completion of the AT&T Transaction and may be different from that reflected in the unaudited pro forma condensed combined financial information. This difference, including the related impact on deferred taxes, may be material.

The deferred income tax adjustments reflect the impact on fixed assets, net of the pension and OPEB liabilities for active employees and depreciation.

(b)	On June 2, 2014, we entered into a credit agreement for a $350 million senior unsecured delayed draw term loan facility (the “CoBank AT&T Transaction Facility”). The facility was drawn upon closing of the AT&T Transaction with proceeds used to partially finance the acquisition.

The pro forma adjustment to cash reflects the CoBank AT&T Transaction Facility.

(c)

(i) These adjustments in the total amount of $2.0 billion reflect the cash that was paid at closing of the AT&T Transaction (excluding any potential working capital purchase price adjustment as set forth in the Stock Purchase Agreement). The

Company financed the acquisition with (i) the net proceeds of $1,519 million from its registered debt offerings in September 2014, which had been placed in escrow pending the close of the acquisition, (ii) a drawdown of $350 million under its senior unsecured delayed draw term loan facility with CoBank, ACB, as administrative agent, lead arranger and a lender, and the other lenders from time to time party thereto, as described in 3(b) above, and (iii) cash on hand of $131 million for the remainder of the purchase price.

(ii) This adjustment in the amount of $781 million reflects the goodwill associated with the excess of the AT&T Transaction consideration issued over the preliminary estimated fair value of the underlying identifiable net tangible and intangible assets at September 30, 2014, and reflects the impact of the deferred taxes established in (v) below.

(iii) This adjustment in the amount of $525 million reflects the preliminary fair value of the identifiable intangible asset (customer list) which was estimated by Frontier’s management primarily based on the fair values assigned to similar assets in recently completed acquisitions (a market approach). A third party valuation firm is being utilized to help determine the final fair value after the AT&T Transaction is completed, but this determination is not yet final. There can be no assurance that the actual fair value determination will not differ significantly from the preliminary fair value determination. For purposes of the preliminary fair value determination, the estimated useful life of the customer list asset was assumed to be ten years.

(iv) This adjustment in the amount of $10 million records the estimated unpaid non-recurring costs for acquisition related transaction costs, primarily bankers, lawyers and consulting advisory fees.

(v) This adjustment in the amount of $188 million reflects the deferred taxes associated with the nondeductible step-up in value portion of the customer list asset ($499 million x 37.73% = $188 million) based on an assumed tax rate of 37.73%.

(vi) This adjustment in the amount of $892 million eliminates the “as adjusted” net equity of the Connecticut Operations ($882 million) and recognizes unpaid estimated transaction costs of $10 million as of September 30, 2014.

4. Pro Forma Income Statement Adjustments:

(a)	This adjustment reflects results of operations related to contracts, primarily with unaffiliated third parties, that will not be transferred to Frontier in the AT&T Transaction.

(b)	This adjustment reflects the incremental change related to contracts with AT&T affiliates that will be transferred to Frontier under modified terms.

(c)	This adjustment reflects results of operations related to certain operations (substantially with AT&T affiliates) that will not continue after the closing of the AT&T Transaction.

(d)	This adjustment reflects the reclassification of bad debt expense from cost and expenses to revenue.

(e)	This adjustment reflects the reclassification of allocated depreciation and amortization from cost and expenses to depreciation and amortization.

(f)	This adjustment reflects pension, other postretirement employee benefits of retirees and postemployment benefits retained by AT&T based on the terms of the Stock Purchase Agreement whereby the pension and OPEB obligations related to active employees only will be transferred to Frontier and pension obligations will be fully funded as of the closing date of the AT&T Transaction. The adjustment for the year ended December 31, 2013 also reflects the reversal of $131 million in actuarial gains that were recorded in income by AT&T in order to conform to Frontier’s accounting policy for pension and other postretirement benefits.

(g)	This adjustment reflects the removal of costs related to employee headcount that will not be transferred to Frontier associated with the adjustment described in 4(c) above.

(h)	This adjustment reflects the removal of royalty expense charged by AT&T for the use of its name and trademark that will not continue after the AT&T Transaction.

(i)	This adjustment reflects amortization expense associated with the customer list asset estimated in note 3(c) above assuming an accelerated method of amortization and an estimated useful life of ten years which corresponds to an increase in depreciation and amortization of $64 million and $99 million for the nine months ended September 30, 2014 and the year ended December 31, 2013, respectively. No adjustment has been reflected for depreciation expense.

The actual depreciation and amortization expense will be based on the final fair value attributed to the identifiable tangible and intangible assets based upon the results of the third-party valuation of the acquired assets. The depreciation and amortization rates may also change based on the results of this third-party valuation. There can be no assurance that the actual depreciation and amortization expense will not differ significantly from the pro forma adjustment presented.

(j)	This adjustment reflects additional interest expense on the $1,550 million aggregate principal amount of senior notes related to the debt offering in September 2014 and the $350 million CoBank AT&T Transaction Facility ($71 million and $129 million for the nine months ended September 30, 2014 and the year ended December 31, 2013, respectively), based on an assumed weighted average interest rate of 6.68% for the nine months ended September 30, 2014 and 6.73% for the year ended December 31, 2013 and the elimination of interest expense related to a bridge loan agreement.

(k)	This adjustment reflects the removal of acquisition and integration expenses related to costs incurred by Frontier in connection with the AT&T Transaction.

(l)	This adjustment reflects the income tax effect of the pro forma adjustments described in notes 4(a) through 4(k) above, using an estimated effective income tax rate of 38%.